Exhibit 28(j)(3) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report, dated July 23, 2021, with respect to the financial statements of Federated Hermes International Equity Fund (formerly, Federated International Equity Fund), a portfolio of the Federated Hermes Adviser Series (formerly, Federated Adviser Series), as of May 31, 2021, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectus and “Independent Registered Public Accounting Firm” in the statement of additional information.

/s/ KPMG LLP

Boston, Massachusetts

July 23, 2021